LINCOLN SNACKS COMPANY

                        4 High Ridge Park
                  Stamford, Connecticut  06905

                         --------------

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        November 19, 1998

                         --------------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lincoln Snacks Company (the "Company") will be held on November 19, 1998 at 10:00 a.m., Eastern Standard Time, at the offices of Cummings & Lockwood located at 4 Stamford Plaza, 107 Elm Street, 12th Floor, Stamford, Connecticut 06904, for the following purposes:

    (1) To elect five members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified; and

    (2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

    The Board of Directors has fixed October 9, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

    A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998 is enclosed herewith.

                                   By Order of the Board of Directors

                                   /c/ Kristine A. Crabs
                                   -----------------------------
                                   Kristine A. Crabs, Secretary

Stamford, Connecticut
October 23, 1998


                  --------------

============================================================================
TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, AND WISH TO VOTE IN PERSON, YOUR PROXY WILL BE RETURNED TO YOU AT THE MEETING UPON REQUEST TO THE SECRETARY OF THE MEETING.
============================================================================

                     LINCOLN SNACKS COMPANY

                        4 High Ridge Park
                   Stamford, Connecticut 06905

                        ----------------

                         PROXY STATEMENT

                        ----------------

                 Annual Meeting of Stockholders
                        November 19, 1998

                        ----------------

    This Proxy Statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Lincoln Snacks Company, a Delaware corporation ("Lincoln" or the "Company"), for use at the Annual Meeting of Stockholders to be held on November 19, 1998, at 10:00 a.m., Eastern Standard Time, at the offices of Cummings & Lockwood located at 4 Stamford Plaza, 107 Elm Street, 12th Floor, Stamford, Connecticut 06904, or any adjournment thereof (the "Meeting"). Copies of this Proxy Statement, the attached Notice of Annual Meeting of Stockholders, and the enclosed form of proxy are being mailed or given to stockholders beginning on or about October 23, 1998. The telephone number of Lincoln's principal executive offices is (203) 329-4545.

    A proxy in the accompanying form, which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting, the proxy will vote the shares represented thereby FOR the nominees for directors set forth below, and in accordance with his or her best judgment on any other matters which may properly be brought before the Meeting. The Board of Directors currently knows of no business other than that specified in the Notice of Annual Meeting that will be presented for consideration at the Meeting.

    Each stockholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by written request to the Secretary of the Company, or by attending the Meeting in person and requesting from the secretary of the Meeting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Meeting does not itself revoke the proxy. The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, management and employees of the Company may, without additional compensation therefor, solicit proxies on behalf of the Company by personal interviews, telephone or other means, as appropriate. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's common stock, par value $.01 per share ("Common Stock"), for their reasonable expenses incurred in forwarding proxy material to the beneficial owners of such stock.

    The close of business on October 9, 1998, has been fixed as the record date (the "Record Date") for determining the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof. As of the Record Date, there were 6,331,790 shares of Common Stock issued and outstanding and entitled to vote.

    Each share of Common Stock entitles the holder thereof to one vote. A majority of the shares of Common Stock entitled to vote must be present in person or represented by proxy at the Meeting to constitute a quorum for the transaction of business. Abstentions and broker non-votes (i.e., shares held by brokers or nominees as to which (i) the broker or nominee does not have discretionary authority to vote on a particular matter and (ii) instructions have not been received from the beneficial owners) are counted as present in determining whether the quorum requirement is satisfied.

    The election of directors shall be determined by a plurality of the votes cast at the Meeting. Only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. For the election of directors, abstentions and broker non-votes will be treated as present at the Meeting, but will not be treated as votes cast. Thus for such purposes, abstentions and broker non-votes will have no effect on the outcome of the vote.

Recent Developments
-------------------

    On June 8, 1998, Brynwood Partners III L.P., a Delaware limited partnership ("Brynwood III"), acquired 3,569,755 shares of Common Stock (the "Purchased Shares"), at a price per share of $2.00 pursuant to a Stock Purchase Agreement, dated June 8, 1998, by and between Brynwood III and Noel Group, Inc., a Delaware corporation ("Noel"). At such time, the Purchased Shares constituted approximately 56.4% of the outstanding shares of Common Stock.

    The aggregate consideration paid for the Purchased Shares was $7,139,510. Of such amount, payment in the amount of $4,500,000 was paid in cash on June 8, 1998 and the remainder was paid by delivery of a short term promissory note. The promissory note was paid in full on July 23, 1998.
The partnership capital of Brynwood III was the sole source of the funds for the Purchased Shares and for the payment of the promissory note.

    Subsequent to its acquisition of the Purchased Shares, Brynwood III acquired 200,000 additional shares of Common Stock from Noel at a price per share of $2.00 and 1,001,499 additional shares of Common Stock in open market transactions. The partnership capital of Brynwood III was the sole source of funds used for the purchase of the additional shares. As a result of its purchases, Brynwood III currently owns 75.4% of the outstanding shares of Common Stock.

    On June 12, 1998, Karen Brenner, then Chairman and Chief Executive Officer of the Company and four other members of the Company's Board of Directors resigned. Hendrik J. Hartong, Jr., John T. Gray and Ian B. MacTaggart, representatives of Brynwood III, were elected to the Company's Board of Directors to fill three of the vacancies created by such resignations. On July 15, 1998, C. Larry Davis resigned as a member of the Board of Directors and C. Alan MacDonald was elected to the Company's Board of Directors to fill the one vacancy created by Mr. Davis' resignation.

    On October 1, 1998, Hendrik J. Hartong III became the Chief Executive Officer of the Company. R. Scott Kirk, the President and Chief Operating Officer of the Company, has recently announced that he will be leaving the Company after a short transition period to pursue other business opportunities. Mr. Hartong III is the son of Mr. Hartong, Jr.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
 ---------------------------------------------------------------
    The table below sets forth certain information as of October 9, 1998 regarding the beneficial ownership of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, (ii) each current director and nominee for director, (iii) each of the Named Executive Officers (as defined in the section entitled "Executive Compensation"), and (iv) all current directors and executive officers as a group.



Name and Address of                       Number of       Percentage
Beneficial Owner                          Shares<F1>      Owned<F2>
------------------------------------      ----------      -----------
5% Stockholders

    Brynwood Partners III L.P.<F3>
    2 Soundview Drive
    Greenwich, CT 06830                   4,771,254        75.4%

Directors and Nominees for Director

    Hendrik J. Hartong, Jr.               4,771,254<F3>    75.4%
    John T. Gray                          4,771,254<F3>    75.4%
    Ian B. MacTaggart                        20,000<F4>    -
    C. Alan MacDonald                        25,000<F5>    *
    Hendrik J. Hartong III                    - 0 -<F6>    *

Named Executive Officers

    Karen Brenner                               -          -
    R. Scott Kirk                           121,176<F7>     1.9%
    Kristine A. Crabs                        40,847<F8>    *

All executive officers and directors
   as a group (includes 8 persons)        4,978,277<F9>    77.3%

*    Represents beneficial ownership of less than 1%

<F1> Unless otherwise indicated, each of the parties listed has sole voting and investment power over the shares of Common Stock owned. The number of shares of Common Stock indicated includes in each case the number of shares of Common Stock issuable upon exercise of outstanding stock options, to the extent that such options are exercisable within 60 days from the date of determination which was October 9, 1998.

<F2> Based on 6,331,790 shares of Common Stock issued and outstanding on
     October 9, 1998. In addition, treated as outstanding for the purpose of computing the percentage ownership of each director, each nominee for director and each Named Executive Officer and all executive officers and directors as a group are shares of Common Stock issuable to such individual or group upon exercise of options to purchase Common Stock which are exercisable within 60 days from the date of determination.

<F3> Consists of 4,771,254 shares owned by Brynwood III.  Messrs.
     Hartong, Jr. and Gray are general partners of Brynwood Management III L.P., which serves as general partner of Brynwood III. Messrs. Hartong, Jr. and Gray each have voting and investment power over the shares owned of record by Brynwood III.

<F4> Consists of 20,000 shares issuable upon exercise of vested options to purchase Common Stock granted by the Company.

<F5> Consists of 5,000 shares held by Mr. MacDonald directly and 20,000 shares issuable upon exercise of vested options to purchase Common Stock granted by the Company.

<F6> The number indicated does not include an additional 150,000 shares issuable pursuant to options granted by the Company which are not currently exercisable within 60 days of the date of determination.

<F7> Consists of 68,250 shares held by Mr. Kirk directly and 52,926 shares issuable upon exercise of options to purchase Common Stock granted by the Company which are exercisable within 60 days of the date of determination. The number indicated does not include an additional 12,824 shares issuable pursuant to options granted by the Company which are not currently exercisable within 60 days of the date of determination.

<F8> Consists of 22,750 shares held by Ms. Crabs directly and 18,097 shares issuable upon exercise of options to purchase Common Stock granted by the Company which are exercisable within 60 days of the date of determination. The number indicated does not include an additional 4,403 shares issuable pursuant to options granted by the Company which are not currently exercisable within 60 days of the date of determination.

<F9> Includes 111,024 shares issuable upon exercise of options granted by the Company which are exercisable within 60 days of the date of determination and 4,771,254 shares owned by Brynwood III. (see Note
     3).



                      Election of Directors
                      ---------------------
    At the Meeting, five directors are to be elected. The five nominees for election as directors are John T. Gray, Hendrik J. Hartong, Jr., Hendrik J. Hartong III, C. Alan MacDonald and Ian B. MacTaggart. Each nominee except for Mr. Hartong III is presently serving as a director of the Company and each nominee has consented to serve if elected. Unless otherwise specified, the enclosed proxy will be voted in favor of the nominees named herein for election. Should any nominee named herein for election become unavailable for any reason, it is intended that votes will be cast pursuant to the accompanying proxy for such substitute nominees as the Board of Directors may recommend unless the Board reduces the number of directors to be elected. The number of directors which constitutes the full Board of Directors is currently fixed at five. The By-laws of the Company provide that the number of directors which constitutes the full Board may be changed from time to time by resolution adopted by the Board of Directors or the stockholders, provided that no decrease may shorten the term of any incumbent director.

The Board recommends a vote FOR each of the nominees listed below.

Information Concerning Director Nominees and Executive Officers
---------------------------------------------------------------
    The information set forth below, furnished to the Board of Directors by the respective individuals, shows as to each of the director nominees and each of the executive officers of the Company (i) his or her name and age;
(ii) his or her principal position with the Company; (iii) his or her principal occupation or employment, if different; and (iv) the month and year in which he or she began to serve as a director or executive officer of the Company. Each director holds office until the next annual meeting of stockholders of the Company and until his successor has been elected and qualified or until such director's earlier resignation or removal. Officers serve at the discretion of the Board of Directors. The age of each of the director nominees and executive officers is given as of October 9, 1998.

    John T. Gray, age 62, has been a member of the Board of Directors of the Company since June 1998. Mr. Gray has been a general partner since 1996 of Brynwood Management III, the general partner of Brynwood III L.P., a private investment partnership. During the period 1984 through 1995, Mr. Gray served as President and Chief Executive Officer of The Genie Company and was Executive Vice President from 1982 to 1984. Prior to that, from 1974 through 1982, Mr. Gray served as Vice President and General Manager of the Norelco Division of North American Philips Corporation. Mr. Gray is a director of Associated Materials, Incorporated.

    Hendrik J. Hartong, Jr., age 59, has been a member of the Board of Directors of the Company since June 1998. Mr. Hartong, Jr. has been a general partner since 1985 of Brynwood Management, a general partner since 1988 of Brynwood Management II and a general partner since 1996 of Brynwood Management III, entities that serve, respectively, as the managing general partner of Brynwood Partners Limited Partnership, Brynwood Partners II L.P. and Brynwood Partners III L.P., private investment partnerships. Mr. Hartong, Jr. is Chairman of the Board of Directors of Air Express International Corporation and a director of Hurco Companies, Inc.

    C. Alan MacDonald, age 65, has been a member of the Board of Directors of the Company since July 1998. Mr. MacDonald has been Managing Partner of Directorship, Inc., a full service board governance consulting firm since October 1997. During the period 1995 through 1997, Mr. MacDonald was a General Partner of The Marketing Partnership. Prior to that, from 1992 to 1994, Mr. MacDonald was the Chief Executive Officer of Lincoln. Mr. MacDonald also served as President and Chief Executive Officer of Nestle Foods Corporation from 1983 to 1991. Mr. MacDonald is a director of Lord, Abbett & Company and DenAmerica Corporation.

    Ian B. MacTaggart, age 32, has been a member of the Board of Directors of the Company since June 1998. Since 1996, Mr. MacTaggart has been an associate at Brynwood III, a private investment partnership. Prior to joining Brynwood III, Mr. MacTaggart served as a Senior Associate in the Corporate Finance Department at Merrill Lynch & Company from 1993 to 1996. From 1991 to 1993, Mr. MacTaggart attended the Fuqua School of Business receiving his MBA.

    Hendrik J. Hartong III, age 31, has been Chief Executive Officer of the Company since October 1, 1998. Prior to joining the Company, Mr. Hartong served as Vice President of Marketing at Activision, Inc., a developer of computer and video game software, from April 1998. From March 1996 to March 1998 Mr. Hartong III held various product marketing functions at Activision, Inc. Prior to joining Activision, Inc., Mr. Hartong held various sales and marketing positions with Baskin Robbins from 1995 to 1996 and Nestle Food Corporation from 1989 to 1993. From 1994 to 1995, Mr. Hartong III attended
the Harvard School of Business receiving his MBA.   Mr. Hartong III is the
son of Mr. Hartong, Jr.

    R. Scott Kirk, age 46, has been President and Chief Operating Officer since August 1997 and had served as Executive Vice President and Chief Operating Officer since May 1995. Mr. Kirk served as Vice President-General Manager of Lincoln from September 1992 to May 1995. From 1990 to 1992, Mr. Kirk served as Vice President-Finance and Chief Financial Officer of Nestle Dairy Systems, a leader in frozen confection novelties.

    Kristine A. Crabs, age 35, has been Vice President and Chief Financial Officer of the Company since July 1996, and had served as Vice President of Finance and Administration since January 1993. Prior to joining Lincoln, Ms. Crabs was a Senior Audit Manager with KPMG Peat Marwick LLP, specializing in the food and consumer products industries.

    David D. Clarke, age 31, has been Vice President of Sales of the Company since October 1, 1998. Prior to joining the Company, Mr. Clarke served as Vice President Sales and Marketing for Preferred Brands, Inc., a manufacturer of ethnic food products, from October 1996. Prior to joining Preferred Brands, Mr. Clarke was Vice President of Sales and Marketing for Clarke Ice Cream Company, a distributor of nationally branded ice cream products in Florida from October 1994, and was New Business Development Manager at Pepsi-Cola International from 1992 to October 1994.

Meetings and Committees of the Board
------------------------------------

    The Board of Directors has standing Executive, Audit and Compensation Committees. There is no formal Nominating Committee; the Board of Directors or the Executive Committee performs this function. None of the directors currently serving on any of such committees is an employee or officer of the Company. Ms. Brenner, who served on each of the Executive and Compensation Committee from July 1, 1997 until June 12, 1998, was Chairman of the Board and Chief Executive Officer until her resignation on June 12, 1998.

    The Executive Committee currently consists of Messrs. Hartong, Jr.,
Gray and MacTaggart. Prior to their resignations from the Board of Directors on June 12, 1998, Ms. Brenner and Alexander P. Lynch served on the Executive Committee; and prior to his resignation from the Board of Directors on July 15, 1998, Mr. Davis also served on the Executive Committee. The Executive Committee has all the powers of the Board of Directors in the management of the business and affairs of the Company, except as such powers are limited by the Delaware General Corporation Law. The Executive Committee did not meet during the fiscal year ended June 30, 1998.

    The Audit Committee currently consists of Messrs. MacTaggart and Hartong, Jr. Messrs. MacTaggart and Hartong, Jr. were elected to such committee on July 15, 1998. Prior to their resignations from the Board of Directors on June 12, 1998, James G. Niven and Steven L. Sacks served on the Audit Committee, Mr. Davis also served on the Audit Committee from November 20, 1997 until February 26, 1998. The Audit Committee consults with the independent auditors of the Company and such other persons as the committee deems appropriate, reviews the preparations for and scope of the audit of the Company's annual financial statements, reviews drafts of such statements, recommends to the Board such action, including the engagement and fees of the independent auditors, as the committee deems appropriate, and monitors the functioning of the Company's accounting and internal control systems by meeting with representatives of management and the independent auditors, and performs such other duties relating to the books, accounts and other matters of the Company as the Board of Directors may assign from time to time. The Audit Committee met once during the fiscal year ended June 30, 1998.

    The Compensation Committee currently consists of Messrs. Gray and MacDonald. Prior to their resignations from the Board of Directors on June 12, 1998, Ms. Brenner and Mr. Lynch served on the Compensation Committee. The Compensation Committee has all of the powers of the Board of Directors relating to compensation and incentives for the officers, directors, employees and other persons performing substantial services for the Company. During the fiscal year ended June 30, 1998, the Compensation Committee met once.

    The Long Term Equity Incentive Committee of the Board of Directors was terminated on July 15, 1998. Prior to their resignation from the Board of Directors on June 12, 1998, Mr. Niven and I. Howard Diener served on the Long Term Equity Incentive Committee. Mr. Davis also served on the Long Term Equity Incentive Committee until his resignation from the Board on July 15, 1998. The Long Term Equity Incentive Committee had all of the powers of the Board of Directors with respect to the administration of the Company's 1993 Stock Option Plan and the Company's Non-Employee Directors' Stock Option Plan (collectively, the "Stock Option Plans"). During the fiscal year ended June 30, 1998, the Long Term Equity Incentive Committee met once. Since the termination of the Long Term Equity Incentive Committee on July 15, 1998, the functions previously performed by such committee have been delegated to the Compensation Committee.

    During the fiscal year ended June 30, 1998, the Board of Directors held five meetings. Each of the nominees then in office attended at least 60% of the total number of such meetings and the meetings of all committees of the Board of which he was a member.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------
    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission ("SEC") and to furnish the Company with copies of such reports.

    Based solely upon its review of the copies of such forms furnished to the Company by such reporting persons during the fiscal year ended June 30, 1998, and written representations from the Company's directors and executive officers that no Forms 5 were required for those persons with respect to such period, the Company believes that during the fiscal year ended June 30, 1998 all filing requirements under Section 16(a) applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with in a timely manner.

                     EXECUTIVE COMPENSATION
                     ----------------------

Summary Compensation Table
--------------------------

    The following table sets forth certain information regarding compensation awarded or paid to, or earned by the persons who served as the Chief Executive Officer or acted in such capacity during the fiscal year ended June 30, 1998, and the Company's other executive officers as of June 30, 1998 who received total salary and bonus compensation during the fiscal year ended June 30, 1998 in excess of $100,000 (collectively, the "Named Executive Officers").


                                                                       Long Term
                               Annual Compensation                  Compensation
                      -----------------------------------------     ------------
                                                          Other      Securities         All
                                                         Annual      Underlying       Other
Name and Principal                                       Compen-        Options      Compen-
Position              Year<F1>  Salary($)   Bonus($)   sation($)   (# of Shares)   sation($)
-------------------   -------   ---------   --------   ---------   -------------   ---------
Karen Brenner
  Former Chairman        1998     125,000        ---         ---       10,900<F2>   755,763<F3>
  and Chief Execu-       1997      50,000        ---         ---      300,000       175,000<F4>
  tive Officer<F5>       1996         ---        ---         ---        5,000       175,000<F4>


R. Scott Kirk            1998     168,000     33,000         ---          ---         3,200<F6>
  President and Chief    1997     168,000     45,000         ---       58,750         3,080<F6>
  Operating Officer<F7>  1996     160,000     30,000         ---          ---         3,200<F6>

Kristine A. Crabs
  Vice President and     1998     115,940     22,000         ---          ---         3,003<F6>
  Chief Financial        1997     115,940     30,000         ---       17,500         2,319<F6>
  Officer                1996     105,400     20,000         ---          ---         2,108<F6>

<F1>   Reference to 1998, 1997 and 1996 herein means each fiscal year ending
       June 30, respectively.
<F2>   Represents options granted to Ms. Brenner in November 1993, pursuant to the Company's Non-Employee Directors' Stock Option Plan, that were repriced in 1998.
<F3>   Consists of: (i) $175,000 paid by Noel (see "Employment Contracts and
       Termination of Employment and Change in Control Arrangements" for a description of Ms. Brenner's employment arrangement with Noel);
       (ii) $100,000 paid by Noel to terminate certain options Noel had granted Ms. Brenner to purchase shares of Common Stock owned by Noel;
       (iii) severance payments of $250,000 made by the Company to Ms.
       Brenner upon her resignation in June 1998 as Chairman and Chief Executive Officer pursuant to the Severance Agreement between the Company and Ms. Brenner dated February 14, 1998 (see "Employment Contracts and Termination of Employment and Change in Control Arrangements"); and (iv) $230,763 paid by the Company in connection with the cancellation of all options granted under the Stock Option Plans. Such amount represents the difference between the exercise price for such options and $2.00 per share. See "Aggregate Option Exercises in the Fiscal Year and Option Values at June 30, 1998" below.
<F4>   Consists of $175,000 paid by Noel.  Reference is made to "Employment
       Contracts and Termination of Employment and Change in Control Arrangements" for a description of Ms. Brenner's employment arrangement with Noel.
<F5>   Ms. Brenner resigned as an officer and director of the Company as of
       June 12, 1998.
<F6>   Consists of amounts contributed by the Company to the Named Executive
       Officer's account under the Company's 401(k) plan.
<F7>   Mr. Kirk has recently announced that he will be leaving the Company after a short transition period to pursue other business opportunities.


Option Grants During the Fiscal Year Ended June 30, 1998
---------------------------------------------------------
         The following table sets forth information regarding grants of stock options made during the fiscal year ended June 30, 1998 to the Named Executive Officers and their potential realizable values.




                                                                          Potential Realizable
                                                                              Value at Assumed
                                                                               Annual Rates of
                                                                                   Stock Price
                                                                                  Appreciation
                              Individual Grants                                for Option Term
                ----------------------------------------------------   -----------------------
                 Number of     % of Total
                    Shares        Options
                Underlying     Granted to   Exercise or
                   Options   Employees in    Base Price   Expiration
Name               Granted    Fiscal Year        ($/Sh)         Date         5%($)       10%($)
-------------   ----------   ------------   -----------   ----------   -----------   ----------
Karen Brenner     10,900<F1>        36.9%         $1.50   11/8/03<F2>  $10,610<F3>   $17,671<F3>
R. Scott Kirk        ---             ---            ---     ---             ---          ---
Kristine A. Crabs    ---             ---            ---     ---             ---          ---

<F1>   The options were repriced in September 1997 from an original exercise price per share of $4.50 to an exercise price of $1.50. The options were granted in November 1993 pursuant to the Company's Non-Employee Directors' Stock Option Plan. The options vested upon grant.
<F2>   In connection with Ms. Brenner's severance arrangement, in exchange for a payment in the amount of $230,763 by the Company to Ms. Brenner, all outstanding options granted to Ms. Brenner pursuant to the Stock Option Plans were cancelled.
<F3>   The assumed rates of annual appreciation are calculated from the date of repricing through the assumed expiration date without giving effect to the cancellation of such options on June 12, 1998. If the options had remained outstanding, actual gains, if any, on stock option exercises and Common Stock holdings would have been dependent on the future performance of the Common Stock.


Aggregate Option Exercises in the Fiscal Year ended June 30, 1998 and Option Values at June 30, 1998
----------------------------------------------------------------------------

       The following table sets forth information relating to options exercised by the Named Executive Officers during the fiscal year ended June 30, 1998 and the number and value of unexercised stock options held by each of the Named Executive Officers at that date. The Company does not have any outstanding stock appreciation rights.




                                               Number of Securities
                                             Underlying Unexercised        Value of Unexercised
                                                  Options at Fiscal     In-the-Money Options at
                                                        Year-End(#)      Fiscal Year-End<F1>($)
                                         --------------------------  --------------------------
                       Shares
                     Acquired     Value
                     on Exer-  Realized
Name                  cise(#)       ($)  Exercisable  Unexercisable  Exercisable  Unexercisable
-----------------   ---------  --------  -----------  -------------  -----------  -------------
Karen Brenner        ---<F2>  $230,763<F2>     ---            ---          ---            ---
R. Scott Kirk        ---        ---         52,926         12,824      $21,082         $5,092
Kristine A. Crabs    ---        ---         18,097          4,403      $ 6,426         $1,554

<F1>        Based on a closing price of the Common Stock on June 30, 1998 as reported on the NASDAQ National Market of $1.938 per share.
<F2>        All options granted to Ms. Brenner under the Stock Option Plans were cancelled upon her resignation as Chairman and Chief Executive Officer in exchange for payment by the Company in the amount of $230,763.


Ten-Year Option Repricings
--------------------------

    The following table sets forth, information regarding repricings occurring during the ten-year period ended June 30, 1998 with respect to options held by each of the Named Executive Officers.



                                            Market                                Length of
                             Number of    Price of                                 Original
                            Securities    Stock at       Exercise               Option Term
                            Underlying     Time of       Price at              Remaining at
                               Options   Repricing        Time of        New        Date of
                           Repriced or   or Amend-   Repricing or   Exercise   Repricing or
Name                Date    Amended(#)     ment($)      Amendment   Price($)      Amendment
-----------------   ----   -----------   ---------   ------------   --------   ------------
Karen Brenner      9/11/97      10,900       $1.50          $4.50      $1.50        6 years
R. Scott Kirk        ---           ---         ---            ---        ---            ---
Kristine A. Crabs    ---           ---         ---            ---        ---            ---


Compensation of Directors
-------------------------

    Directors of the Company who are officers or employees of the Company receive no additional compensation for service as a member of the Board or any committee thereof. Messrs. Hartong, Jr. and Gray, general partners of Brynwood III, have elected not to receive any options for their service as members of the Board. Pursuant to the Company's Non-Employee Directors' Stock Option Plan, as amended, each non-employee director, following such person's initial election to the Board, automatically receives an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value per share on the date of grant, and each non-employee director automatically receives an option to purchase 5,000 shares of Common Stock immediately following such director's re-election at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. On September 11, 1997, options granted to the Company's non-employee directors on November 8, 1993 were repriced at $1.50 per share. No cash compensation is paid to non-employee directors for their service as a member of the Board or any committee thereof. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.



Employment Contracts and Termination of Employment and Change in Control Arrangements
------------------------------------------------------------------------

    Pursuant to a letter agreement dated March 1, 1996 by and between Ms. Brenner and Noel, as amended by letter dated March 21, 1996, Ms. Brenner was employed in an executive capacity by Noel for a period of two years plus an additional 12 month severance period. Pursuant to the agreement, Ms. Brenner agreed to perform executive services reasonably assigned to Ms. Brenner by the Board of Directors or Chief Executive Officer of Noel including service to entities in which Noel held equity interests, which entities included Lincoln during the term of the letter agreement. Salary in the annual amount of $175,000 paid to Ms. Brenner pursuant to this agreement was deemed to be for services rendered to Lincoln.

    In addition, in consideration for Ms. Brenner's agreeing to serve as Chairman and Chief Executive Officer of Lincoln, effective June 20, 1994, Noel granted Ms. Brenner an option to purchase 200,000 shares of Common Stock held by Noel at a price of $1.50 per share. Upon her resignation from the Company in June 1998, Noel paid Ms. Brenner $100,000 to terminate this option.

    The Company entered into severance agreements with each of Ms. Brenner, Mr. Kirk and Ms. Crabs on February 24, 1998, providing for severance in the amounts of $250,000, $168,000 and $115,940, respectively, in the event that any such person ceased to be employed by the Company for any reason other than cause (i) within twelve months following a Change in Control (as such term is defined in the severance agreements), or (ii) within ninety days prior to a Change in Control. The acquisition by Brynwood III of the Purchased Shares in June 1998 constituted a Change of Control. Upon her resignation in June 1998, Ms. Brenner received from the Company $250,000 in accordance with the severance agreement.

    On June 4, 1998, the Company amended the terms of the outstanding options issued under the Company's 1993 Stock Option Plan to provide for the immediate vesting of such options upon the occurrence of a change in control accompanied by a termination of employment (voluntary or involuntary) of the optionee. Upon Ms. Brenner's resignation in June 1998, the Company paid Ms. Brenner $230,764 in connection with the cancellation of all options granted to Ms. Brenner, representing the difference between the exercise price for such options and $2.00 per share.

    Mr. Hartong III has entered into an employment letter with the Company pursuant to which Mr. Hartong III will be entitled to an annual salary in the amount of $150,000. Mr. Hartong III will also be eligible for an annual discretionary bonus and will receive deferred compensation in the amount of $25,000 upon completion of one year of employment. Mr. Hartong III may be entitled to up to one year's severance payment in the event of an involuntary termination of his employment, subject to forfeiture in the event Mr. Hartong III secures employment with a competitor of the Company. Mr. Hartong III has also been awarded options to purchase 150,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, which options vest 20% annually over five years.

    Mr. Clarke has entered into an employment letter with the Company pursuant to which Mr. Clarke will be entitled to an annual salary in the amount of $85,000. Mr. Clarke will also be eligible for an annual discretionary bonus and will receive a minimum bonus in the amount of $15,000 upon completion of one year of employment. Mr. Clarke may be entitled to up to one year's severance payment in the event of an involuntary termination of his employment. Mr. Clarke has also been awarded options to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, which options vest 20% annually over five years.



     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     -------------------------------------------------------
    Pursuant to rules adopted by the SEC designed to enhance disclosure regarding executive compensation, set forth below is a report submitted on behalf of and by the members of the Compensation Committee addressing the Company's compensation policies for the fiscal year ended June 30, 1998.



Compensation of Chief Executive Officer
---------------------------------------

    Compensation paid to Ms. Brenner during the fiscal year ended June 30, 1998 consisted of salary and options. Salary in the amount of $125,000 was paid to Ms. Brenner by the Company during the fiscal year ended June 30, 1998. Pursuant to an agreement with Noel, Ms. Brenner performed executive services assigned to Ms. Brenner by the Board of Directors or Chief Executive Officer of Noel. Such services included service to entities in which Noel held equity interests, which entities included Lincoln during the fiscal year ended June 30, 1998. Salary in the amount of $175,000 paid to Ms. Brenner pursuant to the agreement with Noel was deemed to be paid for services rendered to Lincoln. To encourage ownership of Common Stock by the Company's directors and executive officers, including its Chief Executive Officer, while preserving for grant to other eligible participants shares reserved under the Non-Employee Directors' Stock Option Plan, the Board of Directors repriced, in September 1997, options to purchase 10,900 shares of Common Stock originally granted to Ms. Brenner in November 1993. The per share exercise price of such options was reduced to $1.50, the fair market value of a share of Common Stock on the date of repricing.



Compensation Policies Regarding Other Executive Officers
--------------------------------------------------------

    Compensation paid to the Named Executive Officers (other than the Chairman and Chief Executive Officer) during the fiscal year ended June 30, 1998 consisted of salary and bonus.

    The executive compensation policies of the Company are intended to provide competitive levels of compensation to attract and retain qualified executives and to align managements' and stockholders' interests in the enhancement of stockholder value over the long term. The Company's 1993 Stock Option Plan is utilized to provide long-term incentives to executive officers by enabling such officers to share in the future growth of the Company's business through the grant of options to purchase a significant amount of Common Stock. The Company has also established a 401(k) plan to assist in retaining qualified executives.

    The Compensation Committee and the Board believe that the Company's executive officers should be compensated comparably with executive officers of other publicly held companies engaged in the business of manufacturing, distributing and marketing snack food products. The Compensation Committee and the Board of Directors believe that the Company competes with such organizations for qualified executives and is therefore required to adopt competitive salary structures. In setting compensation, the Committee and the Board consider on an informal basis compensation paid by other corporations in businesses similar to the Company, as well as the individual contributions to the Company which each of the executives has made and could be expected to make in the future and such other factors as the Committee may deem relevant at the time of making such determinations.

    Base salaries for the Company's executive officers are determined by the Compensation Committee and the Board of Directors on an annual basis. In setting such base salaries, the Compensation Committee and the Board of Directors consider the factors set forth in the preceding paragraph.

    While the Compensation Committee and the Board of Directors consider objectively measurable performance criteria such as profitability, revenue growth, return on equity, market share and operating budget performance in determining annual bonuses, the Compensation Committee and the Board of Directors believe that relying solely on such criteria may stress short term performance at the cost of long term growth. To address such concern, decisions as to annual bonuses include the Compensation Committee's and the Board's informal evaluation of subjective criteria of individual performance as well as objective criteria. Subjective performance criteria encompass evaluation of overall contribution to achievement of the Company's business objectives, managerial ability, and the executive officer's performance in any special projects that the officer may have undertaken. The Compensation Committee evaluated performance under these criteria and determined the amount of the executive officers' annual bonuses for the fiscal year ended June 30, 1998. The determinations of the Compensation Committee and Board of Directors were based principally on the role played by the Company's executive officers in the accomplishments of the Company during such fiscal year.

    The Company's 401(k) Plan is a broad-based employee benefit plan in which the Company's executive officers are permitted to participate on the same terms as non-executive employees, subject to certain legal limitations on the amounts that may be contributed and the benefits that may be payable under the plan. The Company matches the contributions of participating employees, including executive officers, up to a certain level determined by the Board of Directors, subject to legal limitations. Benefits under the Company's 401(k) Plan are not tied to Company performance.

    Compensation Deduction Limitation. Section 162(m) of the Internal Revenue Code of 1986, as amended, currently limits to $1 million per year the federal income tax deduction available to public reporting companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code.
The Compensation Committee and Board routinely consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Compensation Committee and Board deem necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. Under present employment arrangements, the Compensation Committee and Board do not anticipate that any officer will receive compensation in excess of this limitation during the fiscal year ending June 30, 1999.


            John T. Gray, Chairman               C. Alan MacDonald


    This report is submitted by Mr. Gray on behalf of the members of the Compensation Committee in office during the fiscal year ended June 30, 1998 who participated in the adoption and implementation of the compensation programs discussed above. Messrs. Gray and MacDonald, who were not members of the Board at such time, participated solely in the approval of bonuses for 1998.



Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

    Messrs. Gray and MacDonald are the current members of the Compensation Committee. Until their resignation as members of the Board of Directors in June 1998, Ms. Brenner and Mr. Lynch were the members of the Compensation Committee. The members of the Long Term Equity Incentive Committee, prior to its termination in July 1998, were Messrs. Niven, Diener and Davis, each a non-employee director. Ms. Brenner was the sole member of either of the committees during the last fiscal year who was an officer or employee of the Company.

                     STOCK PERFORMANCE CHART
                     -----------------------
    The chart set forth below compares the cumulative total stockholder return on the Common Stock for the period beginning January 14, 1994 (the first day the Common Stock was traded on the NASDAQ National Market) and ending on June 30, 1998 with the cumulative total return on the NASDAQ Broad Market Index and the Media General Confectionery Goods Index over the same period. The comparison assumes $100 was invested on January 14, 1994 in the Common Stock and in each of the foregoing indices and that all dividends paid by companies included in each index were reinvested. The stock price performance shown on the graph is not necessarily indicative of future stock price or index performance.



                          January 14,   June 30,   June 30,   June 30,   June 30,   June 30,
                                1994       1994       1995       1996       1997       1998
                          ----------   --------   --------   --------   --------   --------
Lincoln Snacks Company        100.00      35.14      67.57      29.73      28.38      41.89
NASDAQ Broad Market Index     100.00     100.75     118.17     148.75     179.19     237.52
Media General Confectionery
  Goods Index                 100.00      96.06     100.96     121.70     156.91     178.65



Source:  Media General Financial Services.

                            AUDITORS
                            --------
  As recommended by the Audit Committee of the Board of Directors, the Board has selected Arthur Andersen LLP, as independent public accountants to audit the financial statements of the Company for the fiscal year ending June 30, 1999. A representative of Arthur Andersen LLP is expected to be present at the Meeting and he or she will have the opportunity to make a statement if he or she desires to do so and he or she is expected to be available to respond to appropriate questions. Arthur Andersen LLP has advised the Company that neither it nor any of its members had any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by Arthur Andersen LLP during the fiscal year ended June 30, 1998 were furnished at customary rates.


               DEADLINE FOR STOCKHOLDER PROPOSALS
               ----------------------------------
  Stockholder proposals submitted for inclusion in the proxy statement relating to the Company's 1999 Annual Meeting of Stockholders must be received by the Company at 4 High Ridge Park, Stamford, Connecticut 06905 on or before June 25, 1999. Additionally, unless notice that a stockholder intends to present a proposal at the Company's 1999 Annual Meeting of Stockholders is received by the Company at 4 High Ridge Park, Stamford, Connecticut 06905, Attention: Secretary on or before September 8, 1999, the Company will have discretionary authority to vote on any stockholder proposal presented at such annual meeting. The Company has not received notice of any stockholder proposal intended for presentation at the Meeting. As a result, the Company will have discretionary authority to vote on any stockholder proposal presented at the Meeting.


                   ANNUAL REPORT ON FORM 10-K
                   --------------------------
  The Company's Annual Report on Form 10-K for the fiscal year ended
June 30, 1998, as filed with the SEC, is available to beneficial owners on request and may be obtained by writing to: Lincoln Snacks Company, 4 High Ridge Park, Stamford, Connecticut 06905, Attention: Ms. Kristine A. Crabs, Secretary. Such request must include a representation that the person making the request was the beneficial owner of securities entitled to vote at the Meeting. A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 30, 1998 is enclosed.


                         OTHER BUSINESS
                         --------------
  The Board of Directors does not know of any matters to be brought before the Meeting for formal action other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. If, however, any matters not set forth in the Notice of Annual Meeting are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

                                        By Order of the Board of Directors.

                                        /s/ Kristine A. Crabs
                                        -----------------------------
                                        Kristine A. Crabs, Secretary




Dated:     Stamford, Connecticut
           October 23, 1998